COAL FINES EXTRACTION AND BENEFICIATION AGREEMENT

                                   AMONG

                               CRC NO. 1 LLC
                               CRC NO. 2 LLC
                               CRC NO. 3 LLC
                               CRC NO. 4 LLC
                               CRC NO. 5 LLC
                               CRC NO. 6 LLC

                                    AND

                         BEARD TECHNOLOGIES, INC.


                               June 24, 1998

                            TABLE OF CONTENTS

                                                                       Page

Recitals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE I  RETENTION OF OPERATOR . . . . . . . . . . . . . . . . . . . . .2

ARTICLE II DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE III    SERVICES. . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.1   Responsibilities of Operator. . . . . . . . . . . . . . . . . .8
     3.2   Personnel Matters . . . . . . . . . . . . . . . . . . . . . . .9
     3.3   Compliance with the Lease . . . . . . . . . . . . . . . . . . 10
     3.4   Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.5   Operating Records and Reports . . . . . . . . . . . . . . . . 10
     3.6   Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.7.  Responsibilities of the Company.. . . . . . . . . . . . . . . 11

ARTICLE IV ITEMS TO BE FURNISHED BY COMPANY. . . . . . . . . . . . . . . 11
     4.1   General . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.2   Equipment and Supplies. . . . . . . . . . . . . . . . . . . . 11
     4.3   Information . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.4   Control of the Beneficiation Equipment. . . . . . . . . . . . 11
     4.5   Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.6   Repairs, Maintenance, and Capital Improvements. . . . . . . . 12

ARTICLE V  PROCEDURES, PLANS AND REPORTING . . . . . . . . . . . . . . . 12
     5.1   Representatives . . . . . . . . . . . . . . . . . . . . . . . 12
     5.2   Expenditures. . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.3   Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     5.4   Officers' Certificate . . . . . . . . . . . . . . . . . . . . 14
     5.5   Audits. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.6   Other Information . . . . . . . . . . . . . . . . . . . . . . 14
     5.7   Accounting Procedures . . . . . . . . . . . . . . . . . . . . 14
     5.8   Millennium Bug Issues . . . . . . . . . . . . . . . . . . . . 15

ARTICLE VI LIMITATIONS ON AUTHORITY. . . . . . . . . . . . . . . . . . . 15
     6.1   General Limitations . . . . . . . . . . . . . . . . . . . . . 15
     6.2   Execution of Documents. . . . . . . . . . . . . . . . . . . . 16
     6.3   Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE VII    COMPENSATION OF OPERATOR. . . . . . . . . . . . . . . . . 17

ARTICLE VIII   TERM AND TERMINATION. . . . . . . . . . . . . . . . . . . 18
     8.1   Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     8.2   Termination by the Company for Cause. . . . . . . . . . . . . 18
     8.3   Termination by Operator for Cause; Resignation;
           Deemed Offer to Resign. . . . . . . . . . . . . . . . . . . . 19
     8.4   Termination if Briquetting Plant Moved. . . . . . . . . . . . 20
     8.5   Termination upon Agreement. . . . . . . . . . . . . . . . . . 20
     8.6   Demobilization Costs. . . . . . . . . . . . . . . . . . . . . 20
     8.7   [Intentionally omitted] . . . . . . . . . . . . . . . . . . . 20
     8.8   Termination Payment . . . . . . . . . . . . . . . . . . . . . 20
     8.9   Continuation and Cooperation. . . . . . . . . . . . . . . . . 20
     8.10  Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE IX INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     9.1   Operator Policies . . . . . . . . . . . . . . . . . . . . . . 21
     9.2   Waiver of Subrogation . . . . . . . . . . . . . . . . . . . . 22

ARTICLE X  INDEMNIFICATION; DAMAGES. . . . . . . . . . . . . . . . . . . 22
     10.1  Indemnification by Operator . . . . . . . . . . . . . . . . . 22
     10.2  Indemnification by the Company. . . . . . . . . . . . . . . . 22

ARTICLE XI TITLE, DOCUMENTS, AND DATA. . . . . . . . . . . . . . . . . . 22
     11.1  Materials and Equipment . . . . . . . . . . . . . . . . . . . 23
     11.2  Documents . . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE XII    ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . 23
     12.1  Submission to Arbitration . . . . . . . . . . . . . . . . . . 23
     12.2  Initiation of Arbitration and Selection of
           Arbitrators . . . . . . . . . . . . . . . . . . . . . . . . . 23
     12.3  Arbitration Procedures. . . . . . . . . . . . . . . . . . . . 24
     12.4  Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . 24
     12.5  Fees and Costs. . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE XIII   MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . 25
     13.1  Representations and Warranties. . . . . . . . . . . . . . . . 25
     13.2  Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     13.3  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     13.4  Construction of Agreement.. . . . . . . . . . . . . . . . . . 26
     13.5  Integration; Amendment. . . . . . . . . . . . . . . . . . . . 27
     13.6  Severability. . . . . . . . . . . . . . . . . . . . . . . . . 27
     13.7  Public Announcements. . . . . . . . . . . . . . . . . . . . . 27
     13.8  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 27
     13.9  Multiple Counterparts . . . . . . . . . . . . . . . . . . . . 27
     13.10 No Third Party Beneficiary Rights . . . . . . . . . . . . . . 27
     13.11 Statement of Performance. . . . . . . . . . . . . . . . . . . 27
     13.12 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 28

List of Schedules

Schedule 2.1   Beneficiation Equipment
Schedule 2.2   Leases
Schedule 2.3   Letter Rulings
Schedule 3.1(f) Annual Operating Plan Criteria
Schedule 4.2   Equipment to be Furnished by Company
Schedule 4.6   Spare Parts Inventory
Schedule 5.3   Form of Monthly Operations and Financial Report

                  COAL FINES EXTRACTION AND BENEFICIATION
                                 AGREEMENT


     THIS COAL FINES EXTRACTION AND BENEFICIATION AGREEMENT (this "Agreement"), dated as of June 24, 1998, is among CRC NO. 1 LLC, CRC NO. 2 LLC, CRC NO. 3 LLC, CRC NO. 4 LLC, CRC NO. 5 LLC, and CRC NO. 6 LLC, each a Delaware limited liability company (individually, a "Company" and collectively, the "Companies"), and BEARD TECHNOLOGIES, INC., an Oklahoma corporation ("Operator"). The Companies and Operator are collectively referred to as the "Parties," and each is individually referred to as a "Party."

                                 Recitals

     A. A coal briquetting facility (the "Briquetting Plant") is being constructed for each Company on its Plant Site which is adjacent to or near its Pond Site;

     B.    Each Company has separately retained Operator
(referred to herein in such capacity as "Beard") to operate, manage, and maintain the Briquetting Plant to produce Briquettes pursuant to the terms and conditions of an Operation and Maintenance Agreement dated as of June 24, 1998 (the "O&M
Agreement"); and

     C. Each Company desires to retain Operator to extract and beneficiate coal fines using the Beneficiation Equipment, which Operator will lease from Beard Mining, L.L.C. ("Beard Mining"), an Affiliate of Operator, and deliver the beneficiated coal fines to the Briquetting Plant pursuant to the terms and conditions of this Agreement, and Operator is willing to do so.

                                 Agreement

     For convenience, the Parties desire that all of the Companies enter into this Agreement but that this Agreement be construed and enforced as constituting six separate agreements, each of which is between Operator and a different Company. Any breach or default by a Company under its agreement with Operator or by Operator under its agreement with any Company shall not affect any of the agreements between Operator and the other Companies except as expressly provided herein. References to the "Company" or "the Company" shall be deemed to refer to the applicable Company and references to the "Beneficiation Equipment," "Briquetting Plant," "Company Representative," "Lease," "Letter Ruling," "Plant Site," "Pond Site," and other defined terms shall be deemed to refer to the applicable Company's Beneficiation Equipment, Briquetting Plant, Company Representative, Lease, Letter Ruling, Plant Site, Pond Site, or other defined term applicable to the applicable Company.

     In consideration of the foregoing, the mutual benefits to the Parties under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                 ARTICLE I
                           RETENTION OF OPERATOR

     The Company hereby retains Operator as an independent contractor to recover, excavate, dredge, extract, and remove Mine Waste contained in the Impoundment using the Beneficiation Equipment; operate, manage, make approved modifications to and maintain the Beneficiation Equipment for the processing, beneficiation, washing, and drying of Mine Waste to produce coal fines that Operator will deliver to Beard for further processing by Beard to produce Briquettes pursuant to the O&M Agreement; and to operate, manage, and maintain the Pond Site; all according to the terms and conditions of this Agreement. Nothing in this Agreement shall be construed to create a joint venture, partnership, mining partnership, or any other similar arrangement between the Company and Operator, nor to authorize either Party to act as agent for the other Party, except as expressly set forth in this Agreement. Operator hereby accepts such engagement and responsibilities and agrees that it shall perform the obligations and duties described herein as an independent contractor in accordance with the authority granted to Operator herein and the terms and conditions of this Agreement.

                                ARTICLE II
                                DEFINITIONS

     The following defined terms have the meanings specified in this Article II:

     "AAA" means the American Arbitration Association.

     "Affiliate" means, with respect to any designated Person, any other Person that, directly or indirectly, controls, or is controlled by or is under common control with, such designated Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" means this Coal Fines Extraction and
Beneficiation Agreement, as it may be amended, restated, supplemented, or modified from time to time pursuant to its provisions.

     "Annual Operating Plan" has the meaning stated in
Section 3.1(f).

     "Beard" has the meaning stated in Recital B and includes the successors and assigns of Beard Technologies, Inc.

     "Beard Mining" has the meaning stated in Recital C and includes the successors and assigns of Beard Mining, L.L.C.

     "Beneficiation Equipment" means the equipment owned by Operator located on the Pond Site, including, without limitation, the equipment described in Schedule 2.1 hereto, for dredging and receiving Mine Waste from the Impoundment and processing, beneficiating, washing, and drying Mine Waste to produce coal fines for further processing to produce Briquettes pursuant to the O&M Agreement.

     "Briquettes" means briquettes, pellets, extrudates, and other agglomerates produced from coal fines by the Briquetting
Plant.

     "Briquetting Plant" has the meaning stated in Recital A.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which banks are closed in the State.

     "CERCLA" means the Comprehensive Environmental Response,
Compensation, and Liability Act of 1980, as amended, 42 U.S.C.
Section 9601 et seq.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code is deemed to include a reference to any corresponding provision of future law.

     "Company" and "Companies" have the meanings stated in the preamble to this Agreement.

     "Company Representative" has the meaning stated in Section
5.1(b).

     "Costs" means all costs and expenses prudently incurred by Operator, as agent for the Company, after the date of this Agreement in the start-up, operation, management, approved modification and maintenance of the Beneficiation Equipment and the Pond Site, and the performance of the Services in accordance with this Agreement (but not including Labor and G&A Costs), including, but not limited to the following:

     (a)   [Intentionally omitted]

     (b)   All costs of Environmental Compliance;

     (c) all costs for consultants and subcontractors and other outside services reasonably necessary for the performance of the Services;

     (d) the cost of purchasing all materials, consumables, and supplies used or consumed in the performance of the Services;

     (e) all costs of modifications or non-routine repairs of the Beneficiation Equipment;

     (f)   all costs of utilities provided to the Beneficiation
           Equipment and Pond Site or otherwise used in connection with the performance of the Services;

     (g) all ad valorem and personal property taxes imposed by any political or taxing subdivision with respect to the Beneficiation Equipment and the Pond Site or any equipment owned or leased by or on behalf of Operator and used in connection therewith;

     (h)   the costs of obtaining and maintaining any necessary
           Permits, approvals and consents in connection with the Services;

     (i) insurance premiums paid by Operator for the insurance maintained pursuant to Section 9.1 and in the event of property damage or personal injury covered by such insurance, applicable policy deductibles; and

     (j) Equipment lease payments made by Operator to Beard Mining for the lease of the Beneficiation Equipment, not to exceed in any calendar month an amount equal to the portion of the amount of the scheduled monthly payment of principal and interest for such month required to be paid by Beard Mining on or before June 1, 1999 to MCNIC Pipeline & Processing Company, a Michigan corporation ("MCNIC"), pursuant to section 2.3(b) of the Loan Agreement attributable to amounts borrowed by Beard Mining pursuant to the Loan Agreement to pay the purchase price of the Beneficiation Equipment for the Pond Site, but not including (x) any payment of principal or interest due on the Maturity Date (as such term is defined in the Loan Agreement), and (y) any prepayments of principal or interest under the Loan Agreement.

     "Environmental Compliance" means all actions performed during or after operations at the Pond Site to comply with the requirements of Environmental Laws or commitments or obligations related to reclamation of the Pond Site or compliance with Environmental Laws.

     "Environmental Laws" means Laws aimed at reclamation or restoration of the Pond Site, abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage, or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or hazardous wastes into the environment, including ambient air, soil, surface water, and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including CERCLA and RCRA. As used herein,"release" has the meaning specified in CERCLA, and "disposal" or "disposed" has the meaning specified in RCRA

     If CERCLA, RCRA, or any other applicable Environmental Law is amended so as to broaden the meaning of any terms defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and to the extent that the laws of any state in which the Pond Site is located establish a meaning for "hazardous substance," "release," "solid waste," "hazardous wastes," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     "Hazardous Substances" means any and all (a) "hazardous substances," as defined by CERCLA; (b) crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas); (c) "solid wastes" and "hazardous wastes," as defined by RCRA; (d) any pollutant, contaminant or hazardous, dangerous or toxic chemicals, materials or substances within the meaning of any Environmental Law; (e) any radioactive material, including any source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended; and
(f) asbestos in any form or condition.

     "Impoundment" means the coal slurry impoundment of  Mine
Waste located on the Pond Site.

     "Labor and G&A Costs" means (i) the actual wages and salaries paid by Operator to its employees who perform the Services, plus (ii) the cost of the health, unemployment, retirement and other burdens actually incurred by Operator in connection with such employees including, without limitation, costs required to be incurred by Operator under the NBCWA of 1998 and costs incurred by Operator as a result of terminating any employee (and Operator shall use its good faith efforts to mitigate any such termination and post-termination costs) (provided that the items described in "(i)" and "(ii)" with respect to any employee who does not devote his full working time to performance of the Services shall be pro rated to reflect the portion of his time devoted to performing the Services), plus
(iii) a fairly allocable share of Operator's general office administrative overhead as mutually agreed by the parties. The aggregate of the amounts in "(ii)" and "(iii)" shall not exceed [90%] of the amount in "(i)," and shall be substantiated by Operator in a manner reasonably satisfactory to the Company; provided, however, the Company shall consider in good faith a request by Operator to increase such percentage if the Operator can substantiate to the Company's reasonable satisfaction that the costs in "(ii)" and "(iii)" reasonably exceed such percentage of the amount in "(i)."

     "Laws" means all applicable federal, state, and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including Permits and other similar requirements, whether legislative, municipal, administrative, or judicial in nature.

     "Lease" means the instrument indicated with respect to each Company in Schedule 2.2 hereto. MCNIC Pipeline & Processing Company will (i) grant its rights under the Lease, insofar as it covers the Plant Site, to the Company and (ii) grant Operator rights of access and the right to occupy the Pond Site to remove Mine Waste from the Impoundment, to maintain Environmental Compliance consistent with this Agreement and to perform its other obligations and responsibilities provided in this Agreement.

     "Letter Ruling" means Internal Revenue Service Private
Letter Ruling indicated with respect to each Company in
Schedule 2.3 hereto.

     "Loan Agreement" means the Loan Agreement of even date between MCNIC Pipeline & Processing Company and Beard Mining.

     "Loan Documents" means the Loan Agreement and all documents and instruments executed and delivered pursuant thereto, including, without limitation, the documents and instruments securing Beard Mining's obligations under the Loan Agreement and the related promissory note(s).

     "Losses" means all claims, demands, suits, causes of action, losses, damages, liabilities, fines and sanctions, punitive and exemplary damages, costs and expenses (including reasonable attorney's, consultant's and expert's fees and expenses and court costs); provided, however, that "Losses" shall not include any lost Tax Credits, lost profits, lost sales, business interruption, lost business opportunities, or consequential damages.

     "Mine Waste" means all coal, coal slurry, coal fines, coarse coal and other coal materials, and all other minerals of whatsoever nature mixed with or contained in the foregoing that have been mined and deposited in the Impoundment.

     "MSHA" means the Mine Safety and Health Act, as amended, 30 U.S.C. Section 801 et seq.

     "NBCWA of 1998" has the meaning stated in Section 3.2.

     "Non-Company Indemnified Parties" has the meaning stated in
Section 10.2.

     "Non-Operator Indemnified Parties" has the meaning stated in
Section 10.1.

     "O&M Agreement" has the meaning stated in Recital B.

     "Operating Profit" has the meaning stated in Article VII.

     "Operation and Maintenance Procedures Manual" means a manual prepared by Operator, subject to the review and approval by the Company, providing operation and maintenance procedures for the Beneficiation Equipment and the Pond Site (which, unless otherwise approved by the Company, shall in all respects be consistent with manufacturer s operation and maintenance procedures). These procedures include information regarding:

           (a) equipment operating procedures;

           (b) maintenance programs;

           (c) safety, OSHA, and MSHA programs;

           (d) Environmental Compliance and mitigation programs;

           (e) Permit operating and reporting requirements;

           (f) programs for complying with reporting requirements contained in this Agreement; and

           (g) other applicable regulatory reporting requirements.

     "Operator" has the meaning stated in the preamble to this Agreement.

     "Operator Representative" has the meaning stated in Section
5.1(a).

     "OSHA" means the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

     "Penalty" means any final, nonappealable environmental or regulatory civil penalty, criminal penalty, fine, or similar assessment imposed by any governmental authority that did not result from any Pre-Existing Condition at the Premises and
(a) either (i) relates to Operator's operation of the Beneficiation Equipment or the Pond Site or (ii) arises by reason of Operator's conduct and (b) is levied against the Company or Operator.

     "Permits" means all licenses, permits, orders, approvals, and consents of governmental authorities that are required to operate the Beneficiation Equipment in accordance with this Agreement.

     "Person" means an individual, natural person, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, governmental authority, or any other entity.

     "Plant Site" means that portion of the area covered by the Lease that MCNIC Pipeline & Processing Company assigns or subleases to the Company and on which the Plant will be located.

     "Pond Site" means the area covered by the Lease, less and except the Plant Site, on which the Impoundment is located and the Beneficiation Equipment will be located.

      Pre-Existing Condition means any condition, circumstance or matter at, on, under or affecting the Pond Site or any adjoining lands prior to the date that Operator obtains operational control of the Pond Site.

     "RCRA" means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.

     "Section" refers to a section in this Agreement, unless specifically stated otherwise.

     "Services" means the services to be rendered by Operator under this Agreement.

     "State" means the State where the Pond Site is located.

     "Tax Credits" means the credit against federal income tax under section 29 of the Code available to the Company (and its members) attributable to the production and sale of Briquettes from the Briquetting Plant that constitute "qualified fuel" under section 29 of the Code.

                                ARTICLE III
                                 SERVICES

     3.1   Responsibilities of Operator.  Operator shall:

     (a) operate and maintain the Beneficiation Equipment and the Pond Site in accordance with the Annual Operating Plan in a clean, safe, and efficient manner, consistent with the Operation and Maintenance Procedures Manual, the operating and maintenance manuals for the Beneficiation Equipment and the Pond Site, all applicable manufacturer's warranties, and normal and customary industry standards for industrial facilities similar to the Beneficiation Equipment and the Pond Site so as, to the extent possible using the Beneficiation Equipment, to supply timely the Briquetting Plant with all of its coal fines requirements for testing and start-up of the Briquetting Plant and, thereafter, for commercial operation of the Briquetting Plant at its maximum optimum capacity, as such requirements may change from time to time, and maintain sufficient inventories of coal fines to ensure an uninterrupted supply of the requirements of the Briquetting Plant, and beneficiate the Mine Waste such that the resulting coal fines supplied to the Briquetting Plant, when processed by the Briquetting Plant, will satisfy the chemical change conditions of the Letter Ruling in order for the Briquettes to constitute "qualified fuels" pursuant to section 29(c)(1)(C) of the Code;

     (b) perform the Services in an efficient manner and in accordance with the Lease and this Agreement;

     (c) except as otherwise specified in this Agreement, obtain and maintain all Permits and approvals necessary or useful for the operation of the Impoundment and the Beneficiation Equipment and for Operator to do business in the jurisdictions where the Services are to be performed;

     (d) use generally accepted industry practices (including accepted practices regarding the safety of personnel and equipment) and technology for industrial equipment similar to the Beneficiation Equipment and the Pond Site with the objective of properly discharging its obligations under this Agreement, protecting workers, minimizing the Costs (to the extent reasonable under the circumstances), complying in all material respects with all applicable Laws and Permits, and preserving the useful life of the Beneficiation Equipment;

     (e) furnish the Company with information relating to the Beneficiation Equipment and the Pond Site as requested by the Company;

     (f) at least 120 days prior to the beginning of each calendar year prepare and furnish to the Chairman of the Management Committee of the Company a draft of a proposed Annual Operating Plan consistent with the criteria described in Schedule 3.1(f) and cooperate as requested by the Chairman to assist the Chairman in revising such proposed plan;

     (g) operate the Beneficiation Equipment and Pond Site in material compliance with its Permits and all applicable Laws, including Environmental Laws, and report to the Company immediately any violations of Environmental Laws that could result in material liability to the Company or the existence of any conditions known to Operator that may lead to such a violation;

     (h)   minimize the occurrence of lost time events;
           provided, however, that Operator shall make a diligent effort to have no down time events; and

     (i) supply personnel facilities (offices, change rooms, lunch rooms, etc.); potable water; sanitation facilities; and storage facilities; prior to acquiring any capital item that will be included in Costs or otherwise paid for by the Company and that will cost in excess of $25,000, Operator shall obtain the Company's prior written consent. The Parties contemplate that to the extent possible such items will be leased from third parties, and the Parties will agree on such arrangements prior to the acquisition or lease of such items.

     3.2 Personnel Matters. On or before June 25, 1998, Operator shall use its best efforts to employ, subject in all respects to Article II of the National Bituminous Coal Wage Agreement of 1998 (the "NBCWA of 1998"), labor and professional, supervisory, and managerial personnel necessary to perform the Services. Operator shall use reasonable efforts to ensure that all such personnel shall be qualified when employed to perform the duties to which they are assigned, without requiring any training to perform such duties. All individuals engaged by Operator to assist in performance of the Services shall, to the extent reasonably practicable, be employees of Operator or its Affiliates. Operator may, with the Company's prior written consent, retain subcontractors to perform portions of the Services, but retention of a subcontractor shall not relieve Operator of any of its duties, liabilities, or obligations under this Agreement. Operator shall comply in all material respects with all applicable Laws relating to employment or health and safety of workers, including OSHA, MSHA, and similar State and local Laws, and shall exercise control over labor relations in a reasonable manner consistent with this Agreement. Operator will have sole authority, control, and responsibility with respect to labor matters in connection with the performance of the Services.

     3.3 Compliance with the Lease. Operator has reviewed the Lease and, in addition to its other obligations hereunder, shall comply with all terms and conditions of the Lease applicable to the operation and maintenance of the Beneficiation Equipment and the Pond Site while performing the Services.

     3.4 Permits. In connection with performing the Services, Operator shall:

     (a)   comply in all material respects with all applicable
           Laws containing or establishing compliance requirements for the Beneficiation Equipment and the Pond Site;

     (b) secure in the name of Operator and comply in all material respects with, and thereafter maintain, as appropriate, all Permits and nongovernmental approvals (and renewals of the same) necessary to perform the Services, including those relating to water and sewer use, storage, and disposal of chemicals and waste (including storage and disposal of Hazardous Substances), emission monitoring and testing, and safety;

     (c) initiate and maintain procedures necessary to comply with applicable provisions of all Laws, and Permits, and other requirements, including Environmental Laws;
           and

     (d) prepare and deliver to the applicable governmental authority all reports required by the Permits for the Beneficiation Equipment and the Pond Site.

     3.5 Operating Records and Reports. Operator shall maintain operating logs, records, and reports documenting the operation and maintenance of the Beneficiation Equipment and Pond Site, consistent with customary industry standards for industrial facilities similar to the Beneficiation Equipment and the Pond Site, to the extent and as required to operate and maintain the Beneficiation Equipment and the Pond Site, and maintain such records as the Company may request Operator to keep and maintain from time to time. The originals of such operating logs, records, and reports shall be the property of the Company, as provided in Section 11.2, and the Company shall have the right at any time to obtain the originals (unless the originals are required by Law to remain at the Beneficiation Equipment or the Pond Site) or, at the Company's discretion, photocopies thereof.

     3.6 Access. The Company and its representatives shall have access to the Beneficiation Equipment and the Pond Site at all reasonable times and upon reasonable notice to Operator, to all documents, materials, records, and accounts relating to the operation of the Beneficiation Equipment and the Pond Site for purposes of inspection and review. During any such inspection or review of the Beneficiation Equipment, the Company and its representatives shall comply with all Operator's safety and security procedures, and the Company and its representatives shall conduct such inspections and reviews in such a manner as to cause minimum interference with Operator's activities.

     3.7. Responsibilities of the Company. The Company shall use its reasonable efforts under applicable circumstances to:

     (a) cooperate with Operator to facilitate and expedite Operator s operation and maintenance of the Beneficiation Equipment in accordance with Section
           3.1 of this Agreement, and Operator s performance of the Services in accordance with this Agreement; and

     (b) provide Operator with full and complete access to all pertinent records, instruments, drawings, schematics, documents and other information in the Company s possession or under the Company s control concerning the Pond Site or the Beneficiation Equipment reasonably necessary for Operator to perform the Services.

                                ARTICLE IV
                     ITEMS TO BE FURNISHED BY COMPANY

     4.1 General. The Company shall furnish to Operator, at the Company's expense, the information, services, materials, and other items described below in this Article IV. All such items shall be made available at the times and in the manner reasonably required for the expeditious and orderly performance of the Services by Operator.

     4.2 Equipment and Supplies. The Company shall furnish or cause to be furnished to Operator the items of equipment described in Schedule 4.2, and the Company shall furnish or cause to be furnished to Operator (in such quantities and of such quality as reasonably required by Operator to perform the Services and operate and maintain the Beneficiation Equipment in accordance with the terms of this Agreement) electricity, process water, natural gas and diesel fuel reasonably necessary to operate the Beneficiation Equipment, and process additives and shall provide the initial stock of maintenance spare parts and inventory.

     4.3 Information. The Company shall make available for Operator s inspection and copying all technical, operational, and other information in its possession or to which it has access relating to the Pond Site and necessary for performance of the Services. Operator will maintain the confidentiality of all information relating to the Beneficiation Equipment and the Pond Site and all financial, sales, and production information in accordance with Section 13.12.

     4.4 Control of the Beneficiation Equipment. Operator shall cause the Beneficiation Equipment to be in place and ready for service as soon as reasonably possible and, subject to the design limitations of the Beneficiation Equipment, so as to be capable of supplying timely and continuously the coal fines requirements of the Briquetting Plant for testing and start-up of the Briquetting Plant and for commercial operation of the Briquetting Plant at its maximum optimum capacity.

     4.5 Permits. The Company shall provide Operator with a completed Operator Information Mining Permit and shall cooperate with Operator in securing and use its reasonable efforts to secure all Permits necessary for operation of the Beneficiation Equipment and the Pond Site.

     4.6 Repairs, Maintenance, and Capital Improvements. Subject to Section 5.2, the Company shall pay or reimburse Operator for the cost of all necessary repairs, modifications and maintenance of the Beneficiation Equipment and the Pond Site in accordance with this Agreement. If Operator determines that repairs, modifications or capital improvements are necessary, Operator shall notify the Company in writing of the need for any such repairs or maintenance, make written recommendations, and shall receive the prior written consent of the Company to any such required work for which the Company will be obligated to reimburse Operator, and Operator shall be excused from any failure to perform hereunder to the extent such failure is caused by the Company's refusal to authorize requested repairs, modifications or capital improvements. Operator shall at all times maintain a reasonable spare parts inventory, a list of which shall be developed by the Company and Operator and subsequently attached to this Agreement as Schedule 4.6.

                                 ARTICLE V
                      PROCEDURES, PLANS AND REPORTING

     5.1   Representatives.

     (a) Operator Representative. Operator shall appoint from time to time an individual representative ("Operator Representative") coincident with the execution of this Agreement, who shall be authorized to act for Operator on all matters concerning this Agreement and the Services. Operator shall be bound by the written communications, directions, requests, and decisions made by the Operator Representative. Operator shall notify the Company in writing before employment of the Operator Representative (or any new Operator Representative), informing the Company of his or her identity and his or her qualifications to operate the Beneficiation Equipment. Until the Company receives notice of removal of the Operator Representative and appointment of a new Operator Representative, the Company may treat the appointed Operator Representative as the authorized Operator Representative.

     (b) Company Representative. The Company shall appoint from time to time an individual representative ("Company Representative") coincident with the execution of this Agreement, who shall be authorized to act for the Company on all matters concerning this Agreement and the Services. The Chairman of the Management Committee of the Company shall be the initial Company Representative. The Company shall be bound by the written communications, directions, requests, and decisions made by the Company Representative. The Company shall notify Operator in writing of any new Company Representative. Until Operator receives notice of removal of the Company Representative and appointment of a new Company Representative, Operator may treat the appointed Company Representative as the authorized Company Representative.

     5.2   Expenditures.

     (a) Non-Budgeted Items. Operator shall not incur any single expenditures not budgeted for (on a line item basis) in the Annual Operating Plan approved by the Company in excess of $5,000 without the prior written consent of the Company.

     (b) Overruns. Operator shall not incur expenditures in excess of 110% of the amount budgeted for the expenditures (on a line item basis) in the Annual
           Operating Plan, without the prior written consent of the Company.

     (c) Emergency Expenditures. Notwithstanding any provision to the contrary in this Agreement, in an emergency Operator may take any action it deems reasonably necessary to protect life or property, to protect the Beneficiation Equipment and the Pond Site or to comply with Laws. Operator shall promptly notify the Company of the emergency and shall be entitled to reimbursement for all reasonable Costs of responding to the emergency.

     5.3 Reports. Operator shall submit to the Company the following reports, in form and substance reasonably acceptable to the Company, concerning operation and maintenance of the Beneficiation Equipment:

     (a) Monthly Reports. Within five days after the end of each calendar month, Operator shall submit to the Company an operations and financial report in the form of Schedule 5.3 (a) attached hereto, covering operations and maintenance conducted during the calendar month in reasonable detail.

     (b) Other Reporting. Promptly after an executive officer of Operator obtains knowledge of any of the following, Operator shall notify the Company of:

           (i) any litigation or any material claims, disputes, or actions, threatened or filed, concerning the Beneficiation Equipment, the
               Pond Site, or the Services;

         (ii) any refusal of any governmental authority or third party to grant, renew, or extend any Permit, approval, authorization, or consent concerning the Beneficiation Equipment, the
               Pond Site, or the Services;

        (iii) any significant dispute with any governmental authority concerning the Beneficiation
               Equipment, the Pond Site, or the Services;

         (iv) any material damage to or destruction of the Beneficiation Equipment or the Pond Site;

          (v) death or serious injury of any employee or other person at the Beneficiation Equipment or the Pond Site or otherwise in connection with the Services;

         (vi)  any equipment failure at the Beneficiation
               Equipment or the Pond Site that would result in a production disruption at the Beneficiation Equipment of more than
               12 consecutive hours;

        (vii)  any other production disruption at the
               Beneficiation Equipment of more than
               12 consecutive hours;

       (viii) three successive days of production at the Beneficiation Equipment that is 50% or less than targeted levels; and

         (ix) any release or threatened release of any Hazardous Substance that would violate any Law (including any Environmental Law) or any
               Permit maintained by the Company or Operator in connection with the Beneficiation
               Equipment that could reasonably be expected to subject the Company or Operator to any liability or Penalty under any Environmental
               Law.

     5.4 Officers' Certificate. In connection with delivery of the monthly report for the last month of each calendar quarter pursuant to Section 5.3(a), Operator shall deliver a letter addressed to the Company signed by the Chief Financial Officer of Operator certifying whether any condition, act, or event has occurred and is continuing that constitutes a violation, breach, or default under this Agreement or the Lease to his or her best knowledge and belief after due inquiry.

     5.5 Audits. At the Company's option, the Company at its expense may once during each calendar year conduct an operational audit of the operations of the Beneficiation Equipment and the Pond Site and of Operator's performance under this Agreement. Generally, such an audit shall review operating, accounting, safety, environmental, and personnel matters related to the Beneficiation Equipment and the Pond Site and Operator's compliance with, and level of performance under, this Agreement and the Lease. The audit shall be conducted in such a manner as to cause minimum interference with Operator s performance of the Services.

     5.6 Other Information. Operator shall promptly submit to the Company any material information concerning new or significant aspects of the operation of the Beneficiation Equipment and the Pond Site and, as requested by the Company, shall promptly submit any other information concerning the Beneficiation Equipment, the Pond Site or the Services. Operator shall permit representatives of the Company to have full access to the records relating to the Beneficiation Equipment and the Pond Site during normal business hours. Any review of such records shall be conducted in such a manner as to cause minimum interference with Operator's activities.

     5.7   Accounting Procedures.

     (a) Third Party Invoices. Operator shall receive, examine, and, if acceptable, approve all invoices for costs payable to third parties by the Company relating to the operation and maintenance of the Beneficiation Equipment and the Pond Site and the other Services provided by Operator pursuant to this Agreement. If Operator reasonably determines that any amounts shown on these invoices are Costs, Operator will submit such invoices to the Company for payment in a timely fashion such that the Company has a reasonable period of time in which to review the invoices and underlying costs and pay all costs prior to the time such invoices will become delinquent.
           The Parties recognize that Operator will submit invoices as received from third parties from time to time and not on a fixed cycle. Operator shall prepare and submit with the invoices a summary of all the invoices submitted that identifies which items are capital account items, expense items and other categories requested by the Company using a format acceptable to the Company.

     (b) Labor and G&A Costs and Fees. Each month Operator will invoice the Company for the amounts owed for Labor and G&A Costs and the Operating Profit for the preceding month. Each invoice will itemize in reasonable detail the amounts owed and the total amount due, and will be accompanied by information reasonably sufficient for the Company to determine the accuracy of the invoice. Invoices received by the Company under this Section 5.7(b) shall be due and payable to Operator within 15 days after the date received by the Company, but no earlier than the last day of the month in which the invoice is received.

     5.8   Millennium Bug Issues.   The computer problem known
as the millennium bug or the year 2000 problem," which can arise because computer software, hardware, or other equipment may recognize the year 2000 to be the year 1900, shall not be deemed to be an act of force majeure or other excuse for nonperformance under this Agreement. Operator represents and warrants to the Company that its computer systems are designed to be used prior to, during and after the calendar year 2000, and that such computer systems will operate, and all data will be processed, during each such time period without error. Operator acknowledges that the Company has entered into this Agreement in reliance on Operator s representations, warranties, and abilities to perform the services described herein. The Company acknowledges that Operator has entered into this Agreement in reliance upon the Company's representations, warranties, and abilities to perform its obligations described herein.

                                ARTICLE VI
                         LIMITATIONS ON AUTHORITY

     6.1 General Limitations. Operator shall not take any of the following actions without the prior written approval of the
Company:

     (a) Disposition of Assets. The sale, lease, pledge, mortgage, conveyance, license, exchange, or other transfer or disposition of any property or assets of the Company, including any tangible personal property acquired by Operator on the Company s behalf under this Agreement.

     (b) Contracting. Making, entering into, executing, amending, waiving any rights under, modifying, or supplementing any contract or agreement on behalf of, binding upon, or in the name of the Company, except for contracts relating to approved Costs to be incurred or expenditures provided for in this Agreement.

     (c) Lawsuits and Settlements. The settling, compromising, assigning, pledging, transferring, releasing, or consenting to the same, of any claim, suit, debt, demand, or judgment against or due by the Company or Operator on behalf of the Company, or submitting any such material claim, dispute, or controversy to arbitration or judicial process, or stipulating to a judgment, or consent to do the same. The Company shall retain control of any such claim, suit, debt, or demand, and any other litigation regarding the Beneficiation Equipment, except as to Operator's individual liability.

     (d) Transactions on Behalf of the Company. Engaging in any other transaction on behalf of the Company, except as set forth in this Agreement or the O&M
           Agreement.

     (e) Permits. Agreeing to waive compliance with any Permit held in the name of the Company or agreeing to any Penalty to be paid or charged to the Company for violation of any Permit.

     (f) No Assumption of Obligations Outside Authority. Operator has no authority to act for or to assume any obligation or liability on behalf of the Company except for such authority or assumption as is expressly conferred upon Operator by this Agreement or the O&M Agreement or by the Company pursuant to this Agreement or the O&M Agreement or by any other written direction or authorization from the Company to Operator; and Operator shall indemnify and hold the Company, the Members, their respective successors and assigns, and their respective directors, officers, employees, and agents harmless from and against any and all losses, claims, damages, and liabilities arising out of any unauthorized act or assumption of any obligation or liability by Operator on behalf of the Company in bad faith or in circumstances constituting willful misconduct by Operator.

     6.2 Execution of Documents. Any agreement, contract, notice, approval, or other document that is permitted under this Agreement to be executed for the Company by Operator shall be executed by the Operator Representative. No other employee, representative, or agent of Operator shall have signature authority for purposes of binding the Company pursuant to this Agreement, unless otherwise provided in writing from the Company to Operator.

     6.3 Affiliates. All Services performed by Affiliates of Operator on behalf of Operator shall have been approved in advance by the Company and shall be invoiced at rates and total charges to the Company no higher than the Costs (without any profit component) that would have been chargeable to the Company if Operator had performed such Services.

                                ARTICLE VII
                         COMPENSATION OF OPERATOR

           Operator's compensation for acting as Operator shall be limited to (i) actual Costs incurred by Operator (provided that Costs payable to third parties are, where possible, expected to be paid by the Company directly to the third parties to which such Costs are owed pursuant to Section 5.7 and the Operator shall not receive such amounts so paid), plus (ii) Labor and G&A Costs, plus (iii) 18% of the Labor and G&A Costs (excluding any extraordinary costs incurred by Operator in connection or as a result of the termination of any employee, required to be incurred by Operator under the NBCWA of 1998, or otherwise, that would otherwise constitute Labor & G&A Costs under this Agreement) (the Operating Profit ). In addition to the Operating Profit provided for in "(iii)," the Company shall pay Operator each month a "Minimum Profit Payment" equal to the amount, if any, by which (x) the number of months for which Operator (and the operator designated under the O&M Agreement) has rendered invoices during the calendar year that includes the month covered by the most recent invoice multiplied by $16,666.66 is greater than (y) the total Operating Profit, plus the Operating Profit under the O&M Agreement, previously paid or payable by the Company in that calendar year including the most recent invoice; provided that if this Agreement terminates before the close of business on the last day of a calendar month, the Minimum Profit Payment for that partial month shall be proportionately reduced to reflect the ratio of the number of days this Agreement was in effect during that month to the total number of days in that month. Minimum Profit Payments shall be paid half to Operator and half to the operator designated under the O&M Agreement. If for any calendar year the aggregate Operating Profits plus the Operating Profits under the O&M Agreement plus the Minimum Profit Payments (collectively, the "total payments") exceeds $200,000 (provided that in the case of a partial year in the event this Agreement is terminated before the end of a calendar year, this $200,000 figure shall be reduced to an amount equal to $547.95 multiplied by the number of days this Agreement is in effect during such calendar year), then Operator shall refund to the Company the Minimum Profit Payments, but not an amount in excess of the Minimum Profit Payments, to the extent necessary to cause the total payments after giving effect to such refund to equal $200,000 (or in the case of a partial year, the reduced amount described above). It is the intent of the parties that the Operating Profit and the Minimum Profit Payments in the amount provided for above be paid by each of the Companies with respect to the Plant Site owned by such Company.

     Company and Operator agree that solely for purposes of determining Operator's compensation hereunder, this Agreement shall be deemed to have been effective April 1, 1998 and Operator shall be entitled to compensation in accordance with this Agreement for the months of April, May and June, 1998.

                               ARTICLE VIII
                           TERM AND TERMINATION

     8.1 Term. Unless sooner terminated as provided herein, the term of this Agreement shall commence on the effective date of this Agreement and shall expire on December 31, 1998 (the "Initial Term"), which term shall be automatically extended for unlimited successive one year periods, unless it is terminated during the Initial Term or any such subsequent period by one party furnishing the other with written notice, at least 60 days prior to the expiration of the period, of an intent to terminate this Agreement upon the expiration of the period.

     8.2   Termination by the Company for Cause.

     (a)   This Agreement may be terminated by the Company at
           any time for  good cause.   For purposes hereof,
           "good cause" shall mean any of the following:
           (a) Operator s repeated negligence; (b) Operator s unremedied negligence; (c) Operator s willful misconduct; (d) Operator s material breach of the standards of operation contained in Section 3.1; or
           (e) Operator s material failure to perform its obligations under this Agreement. For purposes hereof, "repeated negligence" shall occur if
           (i) Operator is negligent in performing any of its material obligations under this Agreement;
           (ii) Operator receives a notice in writing from the Management Committee specifying that the Management Committee has reasonably determined that Operator has failed to perform its duties as Operator, the basis for such determination by the Management Committee, and the action necessary to be undertaken by Operator to remedy such failure; and (iii) Operator receives such written notices more than two times in any six month period (provided that after issuing a written notice with respect to a failure by Operator to perform, the Company shall not issue a second such notice with respect to the same underlying circumstances within a six-month period unless the Operator fails to promptly commence and continue diligent efforts to cure such failure). For purposes hereof, "unremedied negligence" shall occur if
           (i) Operator is negligent in performing any of its material obligations under this Agreement;
           (ii) Operator receives a notice in writing from the Management Committee specifying that the Management Committee has reasonably determined that Operator has been negligent in the performance of its duties under this Agreement as Operator, the basis for such determination by the Management Committee, and the action necessary to be undertaken by Operator to remedy such failure; and (iii) Operator has not remedied, or commenced diligent efforts to cure or remedy within such period, its negligence within seven calendar days after its receipt of the written notice and does not continues to pursue such diligent efforts until such matters are cured or remedied after its receipt of the Management Committee's notice.

     (b) Termination of this Agreement as to any Company pursuant to Section 8.2(a) or any other section of this Agreement shall not in and of itself terminate this Agreement as between Operator and any other Company; provided, however, that each such other Company shall have the right to terminate its Agreement with Operator upon 30 days' notice to Operator if it gives such notice within 60 days after effective date of the termination by another Company under Section 8.2(a).

     8.3   Termination by Operator for Cause; Resignation;
Deemed Offer to Resign. This Agreement may be terminated by Operator for cause if (i) the Company fails to perform its obligations under this Agreement in any material respect, (ii) the Company receives a notice in writing from Operator specifying that Operator has reasonably determined that the Company has failed to perform its obligations under this Agreement in any material respect and the basis for such determination, and (iii) the Company does not remedy or commence diligent efforts to remedy its failure within seven calendar days after its receipt of the written notice and continue to pursue such diligent efforts until the failure is remedied. In any other event, Operator may resign upon not less than 120 days prior notice to the Company. If any of the following shall occur, Operator shall be deemed to have resigned upon the occurrence of the event described in each of the following subsections:

     (a) A receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for a substantial part of Operator s assets is appointed and the appointment is neither made ineffective nor discharged within 60 days after the making thereof;

     (b) Operator fails to pay or contest in good faith its bills and business debts as they become due and such failure would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Operator, or (ii) the ability of Operator to perform its obligations under this Agreement;

     (c) Operator commences a voluntary case under any applicable bankruptcy, insolvency, or similar Law now or hereafter in effect; or consents to, requests, or acquiesces in the entry of an order for relief in an involuntary case under any such Law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

     (d) A judgment, decree, or order for relief is entered against Operator that materially affects its ability to perform the Services in accordance with the terms of this Agreement by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency, or other similar Law of any jurisdiction now or hereafter in effect.

Under Subsections (b), (c), or (d) above, the appointment of a successor Operator shall be deemed to pre-date the event causing the deemed resignation.

     8.4   Termination if Briquetting Plant Moved.  This
Agreement shall terminate if the Company moves the Briquetting
Plant off the Plant Site, unless the Parties otherwise agree in writing.

     8.5 Termination upon Agreement. This Agreement may be terminated at any time upon mutual written agreement of the Parties.

     8.6   Demobilization Costs.   If  this Agreement is
terminated pursuant to Section 8.1 or 8.4, or by Operator pursuant to the first sentence Section 8.3, the Company shall reimburse Operator for costs reasonably incurred in connection with the demobilization, including, without limitation, costs of Environmental Compliance; provided, however, in no circumstances shall the Company be liable or obligated for any amounts due under the Loan Documents.

     8.7   [Intentionally omitted]

     8.8 Termination Payment. In the event of a termination of this Agreement by either Party for cause, the terminating Party shall be entitled to recover any damages or Penalties it incurs as a result of any breach or violation by the other Party.

     8.9 Continuation and Cooperation. Operator shall cooperate fully with the Company and any new Operator appointed by the Company during the transition period from receipt of a termination notice hereunder to the termination of this Agreement, including training any new Operator appointed by the Company. Operator will be entitled to the compensation provided in Article VII of this Agreement and reimbursement for all reasonable out-of-pocket expenses incurred during the transition period. Operator shall also continue performing its duties hereunder after the termination date until a new Operator assumes its duties to operate the Beneficiation Equipment. During such post-termination period Operator will be entitled to the compensation provided at Article VII of this Agreement.

     8.10  Force Majeure.

     (a) Definition. "Force Majeure" means any cause reasonably beyond the control of a Party that, wholly or in substantial part, prevents the performance of its obligations under this Agreement or the Lease. Examples of Force Majeure are the following: acts of God; acts of the public enemy; insurrections; riots, strikes; labor disputes; work stoppages; fires; explosions; floods; electric power failures; breakdowns of or damage to the Beneficiation Equipment; interruptions to or contingencies of transportation; embargoes; and orders or acts of civil or military authority (including a city or county ordinance, an act of a state legislature, or an act of the United States Congress); provided, however, that for purposes of this Agreement, Force Majeure shall not include, and neither Party shall be excused from performance because of, the development or existence of economic conditions that may adversely affect the anticipated profitability of the Party's activities hereunder, acts or omissions of the Party that constitute mismanagement or fraud on its part, or reduced productivity of labor employed by that Party in its activity hereunder.

     (b) Effect. If because of an event of Force Majeure either Party is unable to carry out its obligations under this Agreement, and if the affected Party gives the other Party notice of the Force Majeure, the obligations and liabilities of the affected Party and the corresponding obligations of the other Party shall be suspended to the extent made necessary by and during the continuance of the Force Majeure; provided, however, that the disabling effects of the Force Majeure shall be eliminated as soon as and to the extent possible.

                                ARTICLE IX
                                 INSURANCE

     9.1 Operator Policies. Operator shall obtain, on its own behalf, and keep in force during the term of this Agreement, at least the following types and amounts of insurance:

     (a) Workers' Compensation Insurance for statutory requirements, including Occupational Disease
           Insurance, covering location of all work places.

     (b)   Employer s Liability Insurance with limits of Five
           Hundred Thousand Dollars ($500,000) covering location of all work places.

     (c) Comprehensive General Liability Insurance including Products Completed Operations Coverage and Blanket Contractual Coverage with Full Defense Coverage for Company, with a Limit of not less than Ten Million Dollars ($10,000,000) Combined Single Limit covering injuries to or death of one or more persons and property damage liability.

     (d) Comprehensive Automobile Liability Insurance covering owned, non-owned and hired vehicles with limits of not less than One Million Dollars ($1,000,000) Combined Single Limit covering injuries to or death of one or more persons and property damage liability.

     (e) Pollution liability insurance coverages in such amounts as the parties shall reasonably agree on or before June 30, 1998.

All such insurance of Operator shall specifically refer to and cover Operator s liability under this Agreement, including
Section 10.1 and shall name the Company as an Additional Named Insured. Operator shall deliver to the Company a certificate of insurance evidencing the existence of all such insurance and, upon request, the original or certified copy of each policy of insurance and evidence. All policies providing coverage hereunder shall contain provisions that no cancellation or material changes in the policies shall become effective except on 30 days advance written notice thereof to the Company at its offices in Detroit, Michigan.

     9.2 Waiver of Subrogation. All insurance policies maintained by a Party pursuant to Section 9.1 shall expressly waive any right on the part of the insurer to assert any claims against the other Party. The Parties agree that all policies will include such waiver clause or endorsement, and each Party waives any claims against the other Party for perils to be insured against by such insurance policies, including any deductible amounts unless such waiver is prohibited by the policies or Law.

                                 ARTICLE X
                         INDEMNIFICATION; DAMAGES

     10.1 Indemnification by Operator. Operator shall defend, indemnify, and save and hold harmless the Company and its Affiliates, and their respective shareholders, directors, members, managers, partners, officers, employees, agents, contractors and operators (the "Non-Operator Indemnified Parties") for, from, and against, and shall promptly reimburse each Non-Operator Indemnified Party with respect to, any and all Losses (including Losses arising in connection with violations of Environmental Laws or for Environmental Compliance) paid, incurred or suffered by such Non-Operator Indemnified Party, but only to the extent the same arise from or are attributable to the breach of any representation, warranty, covenant or agreement of Operator contained in this Agreement or Operator's gross negligence or willful misconduct in performing the Services and its other obligations under this Agreement. The indemnification by Operator pursuant to this Section 10.1 shall not include or cover any Losses to the extent same are attributable to any Pre-Existing Condition or the negligence, gross negligence or willful misconduct of the Company.

     10.2 Indemnification by the Company. The Company shall defend, indemnify, and save and hold harmless Operator and its Affiliates and their respective shareholders, directors, members, managers, partners, officers, employees, agents, contractors and operators (the "Non-Company Indemnified Parties") for, from, and against, and shall promptly reimburse each Non-Company Indemnified Party with respect to, any and all Losses (including Losses arising in connection with violations of Environmental Laws or for Environmental Compliance) paid, incurred, or suffered by such Non-Company Indemnified Party, but only to the extent that the same arise from or are attributable to (i) any Pre-Existing Condition, (ii) the breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, or (iii) the breach by the Company (or by any Person, other than Operator or an Affiliate of Operator, designated by the Company to assume) any contract, agreement, Permit or other obligation assumed by the Company or its designee pursuant to
Section 8.7, or (iv) any breakage cost obligation assumed by the Company pursuant Section 8.7. The indemnification by the Company pursuant to this Section 10.2 shall not include or cover any Losses to the extent the same are attributable to the negligence, gross negligence or willful misconduct of Operator.

                                ARTICLE XI
                        TITLE, DOCUMENTS, AND DATA

     11.1 Materials and Equipment. Title to all materials, equipment, supplies, consumables, spare parts, and other items purchased or obtained by Operator and paid for by the Company pursuant to Section 5.7 shall pass immediately to and vest in the Company upon the passage of title from the vendor or supplier thereof; provided, however, that such transfer of title shall in no way affect Operator's obligations as set forth in the other provisions of this Agreement.

     11.2 Documents. All materials and documents prepared or developed by Operator or its employees, representatives, or contractors in connection with the Beneficiation Equipment or the performance of the Services, including all manuals, data, designs, drawings, plans, specifications, reports, and accounts, will automatically become the property of the Company when prepared or developed; provided, however, that any patentable invention, process or system previously or hereafter developed by Operator independently of the Beneficiation Equipment or the performance of the Services, shall remain and be the property of Operator and Operator shall use the same during the term of this Agreement in connection with the operation of the Beneficiation Equipment, any replacement or relocated Beneficiation Equipment or performance of the Services at a reasonable charge to the Company to be agreed upon by the Parties prior to any such use. All these materials and documents, together with any materials and documents furnished to Operator or to its contractors by the Company, shall be delivered to the Company upon expiration or termination of this Agreement and before final payment is made to Operator; provided, however, that Operator may retain copies of all such materials and documents, subject to the confidentiality provisions hereof.

                                ARTICLE XII
                                ARBITRATION

     12.1 Submission to Arbitration. The Parties hereby shall submit all unresolved controversies, claims, and matters of difference arising under this Agreement to binding arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (a) all disputes relating to the interpretation or breach of this Agreement or the Parties performance thereunder, (b) all questions relating to any representations, negotiations, and other proceedings leading to the execution hereof, and (c) all disputes as to whether the right to arbitrate any such question exists.

     12.2 Initiation of Arbitration and Selection of Arbitrators. The Party desiring arbitration shall so notify the other party, identifying in reasonable detail the matters to be arbitrated and the relief sought. Within 14 Business Days after receipt of such notification, the parties shall attempt (acting with the utmost good faith and commercial reasonableness) to resolve the matters detailed and the relief sought in the notice. If the Parties are unable to resolve the matters specified in the notice, the matters shall be submitted for arbitration in accordance with the terms hereof. Arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney with at least ten years experience in mining law;
(2) an attorney with at least ten years experience in general commercial law, including mining matters; and (3) a person with at least ten years experience in the coal mining industry. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the Parties shall select one person from each category in the manner established by the AAA. If any Party or the arbitrators fail to select arbitrators as required above, the AAA shall select such arbitrators. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. If the arbitrators so desire, they shall have the authority to retain the services of a neutral judge or attorney (whose fees shall be treated as an arbitrator s fees) to assist them in administering the arbitration and conducting any hearings and taking evidence at such hearings or otherwise.

     12.3 Arbitration Procedures. All matters arbitrated hereunder shall be arbitrated in Detroit, Michigan pursuant to Michigan Law, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except to the extent such rules conflict with the express provisions of this Article XII (which shall prevail in the event of such conflict); provided, however, that all substantive law issues relating to the rights and obligations of the parties under this Agreement shall be governed by Section 12.4 below. The arbitrators shall conduct a hearing no later than 45 days after submission of the matter to arbitration, and a decision shall be rendered by the arbitrators within 10 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in an arbitration shall be made by a written opinion stating the reasons for the award made.

     12.4 Enforcement. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any Party if notice of the proceedings has been given to such party. The Parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent and in the manner provided by Michigan Law. All awards may be filed with the clerk of one or more courts, state, federal, or foreign, having jurisdiction over the Party against which the award is rendered or its property, as a basis of judgment and of the issuance of execution for its collection. No Party shall be considered in default hereunder during the pendency of arbitration proceedings specifically relating to such default.

     12.5 Fees and Costs. The arbitrators fees and other costs of the arbitration and the reasonable attorney fees, expert witness fees and costs of the prevailing Party shall be borne by the non-prevailing Party. In its written opinion, the arbitration panel shall, after comparing the respective positions asserted in the arbitration claim and answer thereto, declare as the prevailing party that Party whose position was closest to the arbitration award (not necessarily the Party in favor of which the award on the arbitration claim is rendered) and declare the other Party to be the non-prevailing Party. The arbitration award shall include an award of the fees and costs provided by this Section 12.5 against the non-prevailing Party.

                               ARTICLE XIII
                         MISCELLANEOUS PROVISIONS

     13.1  Representations and Warranties.

     (a) Operator represents that it is a corporation organized and validly existing in good standing under the laws of [Oklahoma], is qualified to do business in the State, and has full power and authority to enter into this Agreement.

     (b) Operator represents that the person executing and delivering this Agreement on Operator's behalf is acting pursuant to proper authorization and that this Agreement is the valid and binding obligation of Operator, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws for the protection of creditors, as well as to general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

     (c) The Company represents that it is a limited liability company organized and validly existing in good standing under the laws of Delaware, is qualified to do business in the State, and has full power and authority to enter into this Agreement.

     (d) The Company represents that the person executing and delivering this Agreement on the Company's behalf is acting pursuant to proper authorization and that this Agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws for the protection of creditors, as well as to general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

     (e) The Company represents that it has the lawful right to occupy and operate, and to allow Operator to occupy and operate the Pond Site and the Impoundment for the purposes contemplated by this Agreement.

     13.2 Notices. All notices and other required communications hereunder shall be in writing, addressed as follows:

               If to the Company (specifying the applicable
Company):

               150 West Jefferson Avenue
               Suite 1700
               Detroit, Michigan  48226
               Attention:  William Kraemer
               Facsimile Number:  (313) 256-6918

               If to Operator:

               Beard Technologies, Inc.
               355 William Pitt Way
               Pittsburgh, Pennsylvania 15238
               Attention:  Philip Jamison
               Facsimile Number:  (412) 826-5399

               with copy to:

               Beard Technologies, Inc.
               5600 North May Avenue
               Suite 320
               Oklahoma City, Oklahoma 73112
               Attention:  Herb Mee, Jr.
               Facsimile Number:  (405) 842-9901

Notices shall be given (a) by personal delivery to the other Party, (b) by facsimile, with confirmation sent by registered or certified mail, return receipt requested, or (c) by registered or certified mail, return receipt requested. All notices shall be effective and deemed delivered (i) if by personal delivery, on the date of delivery if during business hours, otherwise the next business day, (ii) if by facsimile, on the date the facsimile is received if received during business hours, otherwise the next Business Day and (iii) if solely by mail, upon receipt by the addressee. A Party may change its address by notice to the other Party.

     13.3 Assignment. Operator shall not assign all or any portion of its interests under this Agreement without the prior written consent of the Company; provided that Operator may assign all of its rights hereunder to an Affiliate of Operator for so long as such entity remains an Affiliate of Operator and on the condition that the Guaranty of even date from Operator's parent corporation guarantying the obligations of Operator under this Agreement shall remain in effect. The Company shall be free to assign its rights and interests under this Agreement to any Person without the consent of Operator on the condition that the Guaranty of even date from MCNIC Pipeline & Processing Company to Operator guarantying the Companies' payment obligations under
Article VII shall remain in effect or be substituted by a guaranty from an entity with a credit or debt rating of BBB+ or better from Standard and Poor's or an equivalent rating from any recognized rating agency.

     13.4  Construction of Agreement.  In construing this
Agreement:

     (a) no consideration shall be given to the captions of the Articles, Sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

     (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

     (c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

     (d) the word "including" means including by way of example and not by way of limitation;

     (e) unless the context requires otherwise, the plural shall be deemed to include the singular, and vice versa; and

     (f) unless the context requires otherwise, each gender shall be deemed to include any other gender.

     13.5 Integration; Amendment. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties made by the Parties other than those contained herein that relate to the subject matter of this Agreement. This Agreement supersedes all prior communications, representations, and or agreements, verbal or written, among the Parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the Parties.

     13.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render the provision unenforceable in any other jurisdiction.

     13.7  Public Announcements.  Except as required by Law,
Operator shall not make any press release or other public announcement or public disclosure relating to this Agreement, the subject matter hereof, or performance of the Services without the written consent of the Company, which consent shall not be unreasonably withheld.

     13.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of Michigan, without regard to its choice of law rules.

     13.9 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or its terms to produce or account for more than one of these counterparts, if the counterpart produced bears the signature of the Party sought to be bound.

     13.10 No Third Party Beneficiary Rights.  Nothing in this
Agreement shall be deemed to grant any third party beneficiary or similar rights to any Person not a signatory to this Agreement.

     13.11 Statement of Performance. Upon request by the Company, Operator shall deliver to the Company, for the benefit of and which may be relied upon by the Company, its members, and any potential purchaser of the Briquetting Plant, from time to time within ten days after the Company's request therefor, a statement certifying, to the extent such statements are true when made, that:

     (a)   this Agreement is in full force and effect;

     (b) this Agreement is unmodified or if modified, stating any such modifications;

     (c) to its knowledge, the Company is not in default hereunder and no events or conditions then exist which, with the passage of time or the giving of notice, or both, would constitute a default on the Company's part or specifying such defaults, events or conditions if any are claimed;

     (d) such further information about this Agreement as may reasonably be requested by the Company.

     13.12 Confidentiality. Operator shall keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning the Company, the Briquetting Plant, the Plant Site or the Pond Site, or the terms of this Agreement, except as follows:

     (a) to the extent that disclosure to a third party is required by applicable law, court order, or regulation, including those promulgated by the United
           States Securities and Exchange Commission;

     (b) to the extent disclosure is necessary or advisable, to its employees, consultants or advisors, in each case for the purpose of carrying out its duties hereunder, or to its Lenders;

     (c) to the extent necessary, disclosure to third parties to enforce this Agreement;

provided, however, that in each case of disclosure pursuant to
(b) the persons to whom disclosure is made agree to be bound by this confidentiality provision. The obligation of Operator not to disclose Confidential Information except as provided herein shall not be affected by the termination of this Agreement. As used in this paragraph, the term "Confidential Information" shall mean information concerning this Agreement the Company, the Briquetting Plant, the Pond Site or the properties, operations, business, trade secrets, technical know-how and other non-public information and data of or relating to the Company.

     EXECUTED by the duly authorized representatives of the Parties as of the date first above written.

                              CRC NO. 1 LLC,
                              CRC NO. 2 LLC,
                              CRC NO. 3 LLC,
                              CRC NO. 4 LLC,
                              CRC NO. 5 LLC, and
                              CRC NO. 6 LLC,
                              each a Delaware limited liability
                              company

                              By:  JOSEPH L. ROBERTS
                              Name:  Joseph L. Roberts
                              Title:    Chairman

                              BEARD TECHNOLOGIES, INC.,
                              an Oklahoma corporation

                              By:  HERB MEE, JR.
                              Name:  Herb Mee, Jr.
                              Title:    Vice President